Gedeptin® License
Conference Call

Innovations in Cancer Therapy



GeoVax Labs, Inc.

September 29, 2021

NASDAQ: GOVX

GeoVax
Vaccines Serving Humanity

Forward Looking Statements

Certain statements in this presentation may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax's vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

GeoVax Expands Immuno-Oncology Pipeline with Acquisition of Clinical-Stage Cancer Program

License of Gedeptin® Adds Orphan Drug Clinical Program for Treatment of Advanced Head and Neck Cancers

ATLANTA, GA, September 28, 2021 – GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company specializing in developing human vaccines and cancer immunotherapies, today announced that it has entered into an Assignment and License Agreement (the “License”) with PNP Therapeutics, Inc. (“PNP”), that grants GeoVax exclusive rights to develop and commercialize Gedeptin®, a novel patented product for the treatment of solid tumors.

The License provides exclusive worldwide rights to key intellectual property, including Gedeptin patents, know-how, regulatory filings, clinical materials, and trademarks. The patent portfolio covering Gedeptin, was originally licensed from the University of Alabama at Birmingham (UAB) and Southern Research Institute (SRI) by PNP. …

“Today’s announcement accelerates our progress within immuno-oncology, providing a pivotal clinical-stage status via the Gedeptin program. We similarly remain focused on accelerating progress related to our SARS-CoV-2 vaccine and look forward to providing further updates soon.”

The Discovery and its Uniqueness: Tumor Death From Within

NIH funded academic studies by our group have shown that intratumoral production of a profoundly active compound leads to pronounced anticancer activity and destruction of otherwise untreatable tumors.

PNP Therapeutics®

Chemotherapy and Radiation Treatments Frequently Fail

- These modalities fail to treat the large numbers of silent, quiescent cells in a tumor mass.
- The PNP technology is specifically designed to destroy these cells.

GeoVax Vaccines Serving Humanity

Mechanism of Action

F-araAMP (Fludara, Fludarabine phosphate)

Gedeptin™
(Ad/PNP)

Plasma enzymes

F-araA (Fludarabine)



NH_2
N
N
N
N
F
$HO-CH_2$
O
HO
HO

Fludarabine

E. coli PNP in tumor cells



Fluoroadenine

Unprecedented level of cell killing activity
Novel tumor killing mechanism
Destroys refractory solid tumors

Tumor Response When < 5% of Cells Express PNP



F-araAMP treatment on days 14, 15, and 16
Mean tumor weight (mg)
Days post implant
0
1000
2000
3000
0
20
40
60
80
Saline 5% D54/PNP tumors
250 mg/kg F-araAMP (Q1Dx3)
167 mg/kg F-araAMP (Q1Dx3-Q4Hx3)
100 mg/kg F-araAMP (Q1Dx3-Q2Hx5)
167 mg/kg F-araAMP (Q1Dx3-Q4Hx3) 100% parental D54 tumors
Saline, 100% parental D54 tumors

Powerful Aspects of the PNP Technology

- Novel tumor-killing mechanism
- Active against both proliferating and non-proliferating (stealth) tumor cells
- No significant systemic or other toxicity observed
- Additive/Synergistic with radiation therapy
- Designed to kill tumor stem cells
- May augment immunologic clearance of malignant tissues

Phase I/IIa Clinical Protocol
NCT – 01310179: Single Cycle

- Standard 3+3 study design, single treatment cycle
- Ad/PNP vector administered IT twice (AM/PM) on Day 1, once on Day 2
- Fludarabine administered IV daily on Days 3 - 5
- Cohorts 1 to 3 – Escalate fludarabine
- Cohort 4 – Escalate Ad/PNP

Phase I/IIa Clinical Trial – Single Cycle Pronounced Tumor Responses


Patient 7
Patient 8
Patient 9
Patient 10
Patient 11
Patient 12
Ad/PNP
Fludara
F-araAMP
Tumor size (cm²)
Days after initiation of treatment

At the high dose of F-araAMP (cohorts 3 and 4) there was substantial antitumor response

Phase I/IIa Safety Overview: Single Cycle No Treatment-Related SAEs

	Cohort 1	Cohort 2	Cohort 3	Cohort 4	Total
TEAEs	3	3	3	3	12
TEAEs ≥ grade 3	2	3	1	1	7
TEAEs leading to hospitalization	1	0	1	1	3
TEAEs leading to treatment termination	0	0	0	0	0
TEAEs leading to death	0	0	0	0	0
Treatment-emergent SAEs	2	1	1	1	5
Treatment-related AEs	3	3	3	3	12
Treatment-related AEs ≥ grade 3	0	1	0	1	2
Treatment-related SAEs	0	0	0	0	0
Dose limiting toxicities	0	0	0	0	0

TEAEs, Treatment-Emergent Adverse Events
AEs, Adverse Events
SAEs, Serious Adverse Events

Treatment emergent AE/SAE is defined as an AE/SAE that occurred following initiation of study treatment, that may or may not be related to study drug

Approved Phase I/IIa Clinical Protocol – Multiple Cycles NCT - 03754933

- Utilizes dose and schedule found safe and effective in Phase I/IIa trial (as a single cycle*)
- Up to 5 cycles will be administered
- The entire tumor burden will be treated

* Cycle = Two days of Gedeptin followed by 3 days of fludarabine

Improves Efficacy of Check Point Blockade Inhibitors

Our recent studies indicate that PNP-based treatment may be additive or synergistic with checkpoint blockade type agents.

PNP therapy appears to robustly sensitizes tumors, that do not express *E. coli* PNP, to checkpoint blockade inhibitors, presumably by destroying tumor tissue at one site, exposing neoantigens, and enhancing immune response and activity of checkpoint blockade at other sites (i.e. abscopal effect).

GeoVax Concept to Cancer Immunotherapy

Triple-threat Approach:

1. Tumor antigen specific immune responses induced with a vaccine
2. Immune inhibition is blocked with checkpoint inhibitors
3. Tumor cells are killed using an oncolytic agents

STIMULATE MVA-VLP with TAA to provoke immune system

BLOCK Checkpoint inhibitor to reverse immune tolerance

KILL Achieve oncolysis using Gedeptin



TUMOR REGRESSION

GeoVax
Vaccines Serving Humanity

MUC1 - Cancer Immunotherapy Focus

Combination cancer vaccine strategy to utilize standard-of-care (SOC) treatments + vaccination, and immune checkpoint inhibitors (CPI) to unleash a patient's immune system to fight cancers

GeoVax novel Cancer Immunotherapy is based on combinations of technology

- MVA-VLP cancer vaccines to induce T-cell responses
- Peptides + adjuvants to focus immune response on TAA
- Immune check-point inhibitors to unleash the immune system (Standard of care)
- Gedeptin to mediate direct tumor killing


Esophageal cancer
35-40%
Breast cancer
25-30%
Gastric cancer
50-55%
Cholangiocarcinoma cancer
60-65%
Pancreatic cancer
80-85%
Colon cancer
40-45%
Lung cancer
60-65%
Thymic cancer
40-45%
Mesothelioma cancer
85-90%
Ovarian cancer
60-65%
Endometrial cancer
20-25%

GeoVax Vaccines Serving Humanity


Q&A Session
GeoVax

Thank You



Creating Vaccines to Serve Humanity

GeoVax
Vaccines Serving Humanity®

For More Information
GeoVax Labs, Inc.
investor@geovax.com
678-384-7220

1900 Lake Park Drive, Suite 380
Atlanta, GA 30080
Tel: (678) 384-7220
Fax: (678) 384-7281
www. geovax.com

NASDAQ: GOVX